Exhibit 10.16

CONFIDENTIAL

November 26, 2012

Thomas V. Ressemann	Ressemann and Associates, LLC
16025 54th Avenue North	16025 54th Avenue North
Plymouth, MN 55446	Plymouth, MN 55446

Re:	Assignment of Consulting Agreement

Dear Tom:

In connection with the Letter Agreement concerning the consulting relationship between you (the “Consultant”) and Entellus Medical, Inc. (the “Company”) effective November 16, 2012, we want to confirm our agreement that the consulting services can and by this letter are hereby assigned to your limited liability company, Ressemann and Associates, LLC. (“LLC”) Pursuant to this letter, the LLC will agree to assume all duties and obligations of the Consultant under the Letter Agreement as set forth below. Nothing in this letter shall be construed to limit the survivability of certain of Consultant’s obligations under the Employment Agreement (as defined in the Letter Agreement) which pursuant to the terms of such Employment Agreement are to survive its termination. Further, nothing in this letter will supersede your personal obligations under such Letter Agreement, and the LLC shall be treated as an additional obligor thereunder.

1. Assignment and Assumption. All of the duties and obligations of the Consultant related to performing the Services pursuant to Section 3 of the Letter Agreement are hereby assigned to and assumed by the LLC, provided that Thomas V. Ressemann shall be made available to the Company and shall perform the Services on behalf of the LLC.

2. Covenants. In consideration of the consent to this assignment by the Company, the LLC hereby agrees to assume and be bound by all of the covenants, commitments, obligations and agreements of the Consultant set forth in the Letter Agreement, including without limitation, Sections 7 (Independent Contractor Status), 8 (Confidentiality), 9 (Inventions and Proprietary Rights), 10 (Non-Competition) and 12 (Equitable Remedies; Enforcement).

3. Compensation.

(a) Consulting Fees. In consideration for the Services performed under the Letter Agreement, the Company shall directly pay the LLC on the same terms and conditions as set forth in the Letter Agreement.

(b) Bonuses; Benefits, Options. This letter shall not alter or amend Sections 6(b) or 6(c) of the Letter Agreement regarding your eligibility for bonuses, benefits or options.

(c) Expenses. The Company shall reimburse the LLC for the reasonable out of pocket expenses incurred by Mr. Ressemann, such as travel and lodging expenses, upon submission of an expense report with appropriate receipts, in accordance with customary Company policies.

4. Miscellaneous.

(a) Governing Law. This letter will be governed by the laws of the state of Minnesota. Any legal proceeding related to this letter will be brought in an appropriate Minnesota court, and the Company, the LLC and the Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(b) Notices. All notices and other communications required or permitted under this Letter Agreement will be in writing and will be hand delivered or sent by registered or certified first class mail, postage prepaid, and will be effective upon delivery if hand delivered, or three (3) days after mailing if mailed to LLC or Consultant at the address stated at the beginning of this letter or to the Company at its principal office, These addresses may be changed at any time by like notice.

(c) Counterparts. This letter may be executed in any number of counterparts each copy of which shall for all purposes be deemed an original.

If the foregoing accurately represents the agreement regarding the assignment, please sign at the appropriate place and return one copy of this letter to the Company.

ENTELLUS MEDICAL, INC.

		By:	/s/ Brian E. Farley
Name: Brian E. Farley
Its: President & CEO

Accepted and agreed to this 26th day of November, 2012		Accepted and agreed to this 26th day of November, 2012

By:	/s/ Thomas V. Ressemann	Ressemann and Associates, LLC
Thomas V. Ressemann

		By	/s/ Thomas V. Ressemann
Its President and CEO